Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
THIRD QUARTER FISCAL 2015 RESULTS

Investing to Create Long Term, Sustainable Quality Growth

Increasing Top Line Guidance

Third Quarter revenue of $1.3 billion

Adjusted Diluted Earnings per Share of $0.36

Quarterly dividend increased by 18 percent to $0.13 per share, payable on February 27, 2015

McLean, Virginia; January 28, 2015 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton, Inc., today announced preliminary results for the third quarter of fiscal 2015. The Company saw improvements in revenue and profitability compared to the prior year period, along with solid award activity and a seasonally strong Book-to-Bill ratio with an increase in funded and unfunded backlog at December 31, 2014. The Company also continued to invest in technological innovation and new markets which is expected to create sustainable quality growth over the long term. Booz Allen’s fiscal year runs from April 1 to March 31, with the third quarter of fiscal 2015 ending December 31, 2014.

During the third quarter, revenue increased 2.5 percent, driven by an improved federal government spending environment as compared to the prior year period, which was impacted by a 16-day government shutdown. Adjusting for the estimated impact of the government shutdown, revenue was roughly flat with the prior year period. Revenue for the third quarter of fiscal 2015 was $1.30 billion, compared with $1.27 billion in the prior year period. Adjusted EBITDA was $120.4 million in the third quarter of fiscal 2015, compared to $115.0 million in the prior year period. Adjusted Net Income was $54.2 million, compared to $49.5 million in the prior year period, while Adjusted Diluted Earnings per Share was $0.36 compared to $0.33.

The Company authorized and declared an 18 percent increase in its regular quarterly dividend, which is now $0.13 per share, payable on February 27, 2015, to stockholders of record on February 10, 2015. The Company also approved an increase to its share repurchase authorization from $30 million to $180 million.

“We have an outstanding team that continues to execute very well, consistent with our long term strategy,” said Horacio Rozanski, Booz Allen’s President and Chief Executive Officer. “Our financial and operational performance in the third quarter of fiscal 2015 was strong, with revenue growth and continued margin improvement when compared to the challenging quarter of a year ago. We saw solid growth in funded and unfunded backlog, which reflects a nascent recovery in the government contracting environment, along with a one-percent sequential increase in consulting staff headcount.

“Looking forward, our focus remains on investing in our Vision 2020 growth platforms, which we believe will create sustainable quality growth. We are seeing encouraging results from our investments in engineering, systems delivery, cyber, data analytics, and our innovation agenda, as well as in the commercial and international markets. Building these capabilities and serving as an essential partner to clients are central to the long-term growth and further margin expansion that will propel us into our second century,” Rozanski said.

Financial Review

Third Quarter 2015 - Below is a summary of Booz Allen’s results for the fiscal 2015 third quarter and the key factors driving those results:

•
Booz Allen’s increase in revenue in the third quarter of fiscal 2015 reflected the return of a more normalized pace of contract awards in comparison to the prior year period. The 2.5 percent increase compared with the prior year period resulted from improved staff billability and an increase in billable expenses largely due to declines in those factors in the prior year period due to the effects of the government shutdown.

•
In the third quarter of fiscal 2015, Operating Income increased to $105.3 million from $97.0 million in the prior year period, and Adjusted Operating Income increased to $106.3 million from $99.1 million in the prior year period. The increases were attributable to an increase in revenue from fixed price contracts in the quarter, to overall revenue improvements, volume based reductions in compensation costs and related fringe benefits, and to a lesser extent a decrease in depreciation and amortization expense. These improvements in operating income were partially offset by an increase in indirect spending in support of an increased level of bid and proposal activity and continued investments in our growth platforms and expansion in the commercial and international markets. Adjusted EBITDA increased to $120.4 million from $115.0 million in the prior year period and was impacted by the same factors as Adjusted Operating Income.

•
In the third quarter of fiscal 2015, Net Income increased to $52.8 million from $47.2 million in the prior year period. Adjusted Net Income increased to $54.2 million from $49.5 million in the prior year period.  These increases in earnings compared to the prior year period were largely the result of the factors affecting Operating Income and Adjusted Operating Income.

•
In the third quarter of fiscal 2015, diluted EPS increased to $0.35 from $0.31 in the prior year period; Adjusted Diluted EPS increased to $0.36 per share as compared to $0.33 in the prior year period. The per share earnings results were driven by the same factors as Net Income and Adjusted Net Income.

Funded backlog as of December 31, 2014, was $2.67 billion, compared with $2.50 billion as of December 31, 2013, an increase of 7.0 percent. Unfunded backlog at the close of the quarter was $2.67 billion, compared to $2.64 billion in the prior period, an increase of 1.4 percent. Booz Allen’s total backlog, as of December 31, 2014, was $10.1 billion, compared with $10.4 billion as of December 31, 2013, reflecting a decline in priced options.

Nine Months Ended December 31, 2014 - Booz Allen’s cumulative performance for the three quarters of fiscal 2015 has resulted in:

•	Revenue of $3.93 billion for the nine months ended December 31, 2014, compared with $4.08 billion for the prior year period, a decrease of 3.6 percent;

•	Net income for the nine months ended December 31, 2014 of $189.2 million, compared with $185.3 million for the prior year period;

•	Adjusted Net Income for the nine months ended December 31, 2014 of $195.5 million compared with $192.8 million in the prior year period;

•	Adjusted EBITDA for the nine months ended December 31, 2014, of $415.5 million compared with $426.8 million for the prior year period; and

•	Diluted EPS and Adjusted Diluted EPS for the nine months ended December 31, 2014 of $1.24 and $1.30, respectively remained consistent as compared to the prior year period.

Net cash provided by operating activities for the first three quarters of fiscal 2015 was $228.1 million compared with $292.3 million in the prior year period. Free cash flow for the first three quarters of fiscal 2015 was $210.6 million, compared with $280.0 million in the prior year period. Although collections were strong as reflected in the decrease in Days Sales Outstanding, the volume of collections was down due to a decrease in revenue.

Financial Outlook

For fiscal year 2015, we are increasing our full year top line guidance and narrowing full year bottom line guidance. We now expect a low-single digit percentage revenue decline. At the bottom line we are forecasting our diluted EPS to be in the range of $1.52 to $1.56 per share, and Adjusted Diluted EPS to be in the range of $1.58 to $1.62 per share, reflecting an increase of 2 cents at the mid-point of both ranges.

These EPS estimates are based on fiscal year 2015 estimated average diluted shares outstanding of approximately 150.1 million shares, and an approximate 39.4 percent effective tax rate, which reflects our qualification for certain federal tax credits.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, January 28, 2015 to discuss the financial results for its Third Quarter of Fiscal Year 2015 (ended December 31, 2014).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EST on January 28, 2015, and continuing for 30 days.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 22,000 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014.

CONTACT:
Media Relations - James Fisher 703-377-7595
Investor Relations - Curt Riggle 703-377-5332
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit; any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 22, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$1,304,686	$1,273,150	$3,931,824	$4,078,861
Operating costs and expenses:
Cost of revenue	641,541	662,053	1,928,967	2,048,663
Billable expenses	366,371	320,370	1,064,994	1,083,890
General and administrative expenses	176,327	175,748	524,368	520,557
Depreciation and amortization	15,191	17,945	47,233	54,377
Total operating costs and expenses	1,199,430	1,176,116	3,565,562	3,707,487
Operating income	105,256	97,034	366,262	371,374
Interest expense	(17,863)	(18,874)	(54,544)	(59,761)
Other, net	(777)	21	(1,080)	(1,619)
Income before income taxes	86,616	78,181	310,638	309,994
Income tax expense	33,809	31,014	121,432	124,701
Net income	$52,807	$47,167	$189,206	$185,293
Earnings per common share:
Basic	$0.35	$0.32	$1.28	$1.31
Diluted	$0.35	$0.31	$1.24	$1.24
Dividends declared per share	$0.11	$1.10	$1.33	$1.30

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	December 31, 2014	March 31, 2014
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$197,443	$259,994
Accounts receivable, net of allowance	844,745	916,737
Prepaid expenses and other current assets	112,358	79,246
Total current assets	1,154,546	1,255,977
Property and equipment, net of accumulated depreciation	105,537	129,427
Intangible assets, net of accumulated amortization	222,373	220,887
Goodwill	1,299,370	1,273,789
Other long-term assets	50,244	60,738
Total assets	$2,832,070	$2,940,818
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$51,875	$73,688
Accounts payable and other accrued expenses	438,022	488,807
Accrued compensation and benefits	292,184	331,440
Other current liabilities	26,774	23,169
Total current liabilities	808,855	917,104
Long-term debt, net of current portion	1,584,069	1,585,231
Other long-term liabilities	243,897	266,847
Total liabilities	2,636,821	2,769,182
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 149,895,153 shares at December 31, 2014 and 143,962,073 shares at March 31, 2014; outstanding, 147,908,527 shares at December 31, 2014 and 143,352,448 shares at March 31, 2014	1,499	1,440
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 0 shares at December 31, 2014 and 582,080 shares at March 31, 2014	—	6
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 0 shares at December 31, 2014 and 935,871 shares at March 31, 2014	—	9
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 1,851,589 shares at December 31, 2014 and 4,424,814 shares at March 31, 2014	6	13
Treasury stock, at cost — 1,986,626 shares at December 31, 2014 and 609,625 shares at March 31, 2014	(43,522)	(10,153)
Additional paid-in capital	163,381	144,269
Retained earnings	80,264	42,688
Accumulated other comprehensive loss	(6,379)	(6,636)
Total stockholders’ equity	195,249	171,636
Total liabilities and stockholders’ equity	$2,832,070	$2,940,818

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
(Amounts in thousands)	2014	2013
	(Unaudited)
Cash flows from operating activities
Net income	$189,206	$185,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,233	54,377
Stock-based compensation expense	19,954	14,119
Excess tax benefits from the exercise of stock options	(48,452)	(36,844)
Amortization of debt issuance costs and loss on extinguishment	9,538	9,444
Losses on dispositions and impairments	1,396	911
Changes in assets and liabilities:
Accounts receivable	73,088	140,785
Prepaid expenses and other current assets	15,008	19,963
Other long-term assets	773	(1,679)
Accrued compensation and benefits	(31,390)	(25,824)
Accounts payable and other accrued expenses	(56,419)	(15,619)
Accrued interest	7,467	(630)
Other current liabilities	1,582	(48,610)
Other long-term liabilities	(926)	(3,352)
Net cash provided by operating activities	228,058	292,334

Cash flows from investing activities
Purchases of property and equipment	(17,466)	(12,344)
Cash paid for business acquisitions, net of cash acquired	(23,907)	3,563
Escrow receipts	—	3,282
Net cash used in investing activities	(41,373)	(5,499)

Cash flows from financing activities
Net proceeds from issuance of common stock	3,699	3,785
Stock option exercises	4,272	12,773
Excess tax benefits from the exercise of stock options	48,452	36,844
Repurchases of common stock	(33,369)	(2,935)
Cash dividends paid	(195,924)	(186,828)
Dividend equivalents paid to option holders	(47,006)	(52,065)
Debt issuance costs	(8,610)	(6,223)
Repayment of debt	(219,188)	(289,406)
Proceeds from debt issuance	198,438	250,000
Net cash used in financing activities	(249,236)	(234,055)
Net (decrease) increase in cash and cash equivalents	(62,551)	52,780
Cash and cash equivalents — beginning of period	259,994	350,384
Cash and cash equivalents — end of period	$197,443	$403,164
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$36,552	$46,927
Income taxes	$114,276	$140,893

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share and per share data)	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$105,256	$97,034	$366,262	$371,374
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,057	2,112	3,169	6,337
Transaction expenses (c)	—	—	2,039	—
Adjusted Operating Income	$106,313	$99,146	$371,470	$378,805
EBITDA & Adjusted EBITDA
Net income	$52,807	$47,167	$189,206	$185,293
Income tax expense	33,809	31,014	121,432	124,701
Interest and other, net	18,640	18,853	55,624	61,380
Depreciation and amortization	15,191	17,945	47,233	54,377
EBITDA	120,447	114,979	413,495	425,751
Certain stock-based compensation expense (a)	—	—	—	1,094
Transaction expenses (c)	—	—	2,039	—
Adjusted EBITDA	$120,447	$114,979	$415,534	$426,845
Adjusted Net Income
Net income	$52,807	$47,167	$189,206	$185,293
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,057	2,112	3,169	6,337
Transaction expenses (c)	—	—	2,039	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,306	1,705	5,267	5,060
Adjustments for tax effect (d)	(945)	(1,527)	(4,190)	(4,997)
Adjusted Net Income	$54,225	$49,457	$195,491	$192,787
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,679,085	148,835,283	150,239,836	148,165,190
Adjusted Net Income Per Diluted Share (e)	$0.36	$0.33	$1.30	$1.30
Free Cash Flow
Net cash provided by operating activities	$27,529	$152,725	$228,058	$292,334
Less: Purchases of property and equipment	(8,535)	(5,626)	(17,466)	(12,344)
Free Cash Flow	$18,994	$147,099	$210,592	$279,990

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $790,000 and $2.9 million of net earnings for the three and nine months ended December 31, 2014, and excludes an adjustment of approximately $1.5 million and $1.7 million of net earnings for the three and nine months ended December 31, 2013 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of December 31,
(Amounts in millions)	2014	2013
Backlog
Funded	$2,672	$2,498
Unfunded (1)	2,673	2,636
Priced Options (2)	4,714	5,233
Total Backlog	$10,059	$10,367

(1)
Reflects a reduction by management to the revenue value of orders for services under one existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	Three Months Ended December 31,
	2014	2013
Book-to-Bill *	0.36	(0.01)

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of December 31,
	2014	2013
Headcount
Total Headcount	22,329	22,713
Consulting Staff Headcount	20,268	20,597

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	53%	55%	55%	55%
Time-and-Materials	25%	26%	26%	28%
Fixed-Price (4)	22%	19%	19%	17%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended December 31,
	2014	2013
Days Sales Outstanding **	61	66

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.